                                                                                                                                                                                            EXHIBIT 99

FOR IMMEDIATE RELEASE

For: Moore-Handley, Inc.                                                                                                                                     Contact: Carol Temple
P. O. Box 2607                                                                                                                                                         (205) 663-8316
Birmingham, Alabama 35202

Moore-Handley, Inc. Reports Results of Operations for the Quarter Ended June 30, 2003

Birmingham, AL, August 7, 2003 -- Moore-Handley, Inc. (Nasdaq:MHCO), a Birmingham-based distributor of hardware and home center products, reported a net loss of $133,000 or $0.07 per diluted share for the quarter ended June 30, 2003 vs. net income of $328,000 or $0.17 per diluted share for the same period in 2002. The quarter ended June 30, 2003 included a charge to income, net of taxes, of $227,000 or $0.13 per diluted share because of a change in the allowance for uncollectible vendor receivables. This change in estimate was based on new information developed as the result of improved accounting and internal controls for vendor receivables.

Sales for the quarter were $38,276,000, down 5.2% from the same quarter last year. Sales for the six months ended June 30, 2003 were $78,542,000 or 1.4% below those for the comparable period in 2002. Net income for the first six months of 2003 was $34,000 or $0.02 per diluted share vs. $621,000 or $0.32 per diluted share for the same period last year.

Summary results of operations follows:
Moore-Handley, Inc.
Summary Statements of Operations
(UNAUDITED)

	Quarter Ended		Six Months Ended
	June 30		June 30

	2003	2002	2003	2002

Sales	$ 38,276,000	$ 40,379,000	$ 78,542,000	$ 79,617,000

Cost of merchandise sold	32,307,000	33,910,000	66,500,000	67,034,000
Warehouse and delivery expense	2,486,000	2,301,000	4,864,000	4,618,000
Cost of sales	34,793,000	36,211,000	71,364,000	71,652,000

Gross profit	3,483,000	4,168,000	7,178,000	7,965,000
Selling and administrative expense	3,456,000	3,427,000	6,657,000	6,559,000
Operating income	27,000	741,000	521,000	1,406,000
Interest expense, net	238,000	222,000	467,000	423,000
Income (loss) before income tax	(211,000)	519,000	54,000	983,000
Income tax	(78,000)	191,000	20,000	362,000
Net income (loss)	$ (133,000)	$ 328,000	$ 34,000	$ 621,000

Net income (loss) per share - diluted	$ (0.07)	$ 0.17	$ 0.02	$ 0.32

Weighted average diluted common
shares outstanding	1,805,000	1,967,000	1,883,000	1,931,000

8/7/2003
END